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                                                                    Exhibit 14.1


                                 CODE OF ETHICS

Staples is proud of its reputation as a company of integrity and ethical business practices. We have built this reputation over many years by doing the right things for the right reasons. Going forward, it is more important than ever for all of us to stay true to our values and perpetuate the Staples' way of doing business. This Code of Ethics sets forth our core expectations about the way you should behave - and should not behave - as an associate, officer, or director. This Code applies to all associates and officers of Staples, Inc. and its subsidiaries throughout the world. It is intended to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between your personal and professional relationships. Specific provisions also apply to our outside directors, as explained below under the heading "outside directors."

Situations may arise that are not specifically addressed in this Code or involve complex topics or difficult value judgments. Always use good judgment and common sense and seek advice if you have questions about the laws, regulations, or policies you need to comply with in performing your job. It's your responsibility to keep your supervisor informed if you are not sure about the right way to handle a situation or you have questions about how to interpret and comply with this Code. Also, feel free to consult with the General Counsel or Vice President, Business Ethics for advice at any time.

COMPLIANCE WITH LAWS, RULES, REGULATIONS, AND POLICIES
In addition to the specific topics covered in this Code, we expect you to comply with all applicable laws, rules, and regulations wherever we do business, as well as all other relevant policies and procedures that apply to your job. As a general rule, all associates and officers must comply with our human resources policies, available electronically under the "policies and procedures" folder on STAPLES@WORK. If you don't have access to STAPLES@WORK or you have any questions about which policies you need to follow, speak with your supervisor or human resources representative.

SENIOR EXECUTIVES ON THE BOARD OF DIRECTORS
This Code also applies to the Chief Executive Officer (CEO) and other senior executives who serve on the Board of Directors ("inside directors"). Inside directors, like other Staples' officers, must comply with all applicable laws, rules, regulations, and policies governing their employment. In any situation where the Code requires an associate or officer to obtain the approval of the Chairman and/or CEO, insider directors are expected to obtain the approval of the Board's Governance Committee except as specifically stated below.

OUTSIDE DIRECTORS
Staples requires the members of our Board of Directors who are not employed by Staples ("outside directors") to comply with the provisions in this Code when they are doing business on behalf of the company. When outside directors are not doing Staples' business, some of the Code's provisions will not be directly applicable to their daily activities. Nevertheless, as leaders of our company whose actions and reputations will reflect on Staples, we expect outside directors to behave ethically and lawfully in all of their dealings, whether on behalf of Staples or otherwise.


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                       CODE OF ETHICS - TABLE OF CONTENTS

1.     PROTECT STAPLES' ASSETS
       -      Avoid conflict of interest
       -      Comply with our Contract Authorization Policy
       -      Do not engage in insider trading
       -      Protect Staples' intellectual property
       - Do not disclose information to third parties unless you're authorized to do so
       -      Maintain accurate books, records and reports

2.     RESPECT OUR CUSTOMERS AND VENDORS
       -      Don't make improper payments
       -      Respect customer privacy
       -      Use judgment on gifts and entertainment

3.     VALUE OUR ASSOCIATES
       -      Promote fair employment practices
       -      Do your part to prevent harassment
       -      Maintain a safe and healthy work environment

4.     COMPETE FAIRLY IN THE GLOBAL MARKETPLACE
       -      Compete fairly
       -      Respect confidential information of competitors
       -      Comply with customs, import, and export laws

5. TAKE RESPONSIBILITY FOR REPORTING ETHICS COMPLAINTS, INCLUDING ANY CONCERNS ABOUT ACCOUNTING OR AUDITING MATTERS

       - Report complaints and concerns regarding auditing or accounting matters

6.     WAIVERS OF THE CODE OF ETHICS


                           1. PROTECT STAPLES' ASSETS

Protecting Staples' assets means a lot more than controlling costs and waste. It also means taking the right steps to avoid conflicts of interest, maintain our financial integrity, and protect our property, whether it's a product we sell in our stores, an electronic file, or confidential information about our business. Please keep the following policies in mind as you carry out your responsibilities:

AVOID CONFLICTS OF INTEREST. We expect you to act in Staples' best interests and to avoid situations that could give rise to a conflict of interest -- in practice or appearance. This means that you and your close relatives must not engage in any activity, relationship, position, or investment that interferes or reasonably could interfere with your ability to make honest, objective decisions for Staples. It's up to you to avoid any relationship, influence, or activity that might impair, or even appear to impair, your ability to make sound business decisions. You must disclose all actual or potential conflicts of interest to your manager and consult with the General Counsel as necessary. Absent unusual circumstances, which would require approval by Staples' Chairman or Chief Executive Officer (CEO) (or in the case of inside directors, the Governance Committee), you will be expected to avoid or eliminate any conflicts.


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Follow these guidelines in avoiding conflicts of interest. If other situations arise that are not addressed directly here, you should consult with your supervisor, the General Counsel, or the Vice President, Business Ethics.

RELATIONSHIPS WITH COMPETITORS - Whether you are an associate, officer, or director:
       - Do not work for, consult to, advise, or perform any services for a competitor under any circumstances.
       - Do not purchase or maintain a financial interest in any competitors or potential competitors unless your ownership interest is passive and equals less than 1% of a public company. (You may not hold any ownership interest in a competitor that is a private company.)

RELATIONSHIPS WITH CUSTOMERS AND VENDORS
IF YOU ARE AN ASSOCIATE OR OFFICER (INCLUDING INSIDE DIRECTORS):
Do not work for, consult to, advise, or perform any services for any company that is a Staples' vendor or customer (excluding vendor or customer advisory activities that are part of your Staples' job responsibilities).

You may serve as a director of a company that is a Staples' vendor or customer under the following circumstances:
1. The company's annual sales to or purchases from Staples are less than 5% of the company's annual revenues; and
2. You disclose your appointment as a director to the General Counsel, who in turn obtains the CEO's approval (or, in the case of an inside director, the General Counsel obtains approval from the Governance Committee); and
3. You agree to recuse yourself from (i.e., refrain from participating in or influencing, directly or indirectly) any matter affecting the business relationship or transactions between Staples and the company.

IF YOU ARE AN OUTSIDE DIRECTOR:
You may work for, consult to, advise, serve on the board, or perform services for a company that is a Staples' vendor or customer only if:
1. The company's annual sales to or purchases from Staples are less than 5% of the company's annual revenues; and
2. You disclose the position to the General Counsel and the Governance Committee; and
3. You agree to recuse yourself from (i.e., refrain from participating in or influencing, directly or indirectly) any matter affecting the business relationship or transactions between Staples and the company.

IF YOU ARE AN ASSOCIATE, OFFICER, OR DIRECTOR:
Do not purchase or maintain a financial interest in a vendor or customer unless:
1. The company's annual sales to or purchases from Staples are less than 5% of the company's annual revenues; or
2. Your ownership interest is both passive and less than 1% of a public company or 5% of a private company. (In the case of a private company, you must obtain written approval from Staples' CEO or, in the case of the Chairman, CEO, inside and outside directors, from the Governance Committee.)

FAMILY BUSINESSES AND RELATIONSHIPS - Whether you are an associate, officer, or director:
       - Do not conduct business on behalf of Staples with a firm owned or controlled by you or a member of your family


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       -  Do not supervise, review, or influence the job evaluation, pay, or benefits of a member of your immediate family

OUTSIDE WORK AND POLITICAL ACTIVITIES - If you are an associate or officer:
       - Do not perform or solicit outside work on Staples' premises or during Staples' working time, or do anything that would interfere with your ability to perform your job requirements. Also, do not use Staples' equipment or resources to conduct outside work regardless of whether the outside work is conducted on Staples' premises or elsewhere. You may serve as a director of a company that is not a Staples' vendor or customer provided that you obtain the CEO's approval and comply with all applicable requirements.

       - Do not use Staples' property or facilities, or your work time or that of any other associate, for political activity or conduct political activities on Staples' behalf without first consulting Staples' General Counsel and obtaining the consent of senior management. If you choose to volunteer your services or raise funds for a political purpose, you must do so outside of regular working hours.

For information about requesting an exception, see Section 6 - WAIVERS OF THE CODE OF ETHICS.

COMPLY WITH THE CONTRACT AUTHORIZATION POLICY. If your job involves signing any contracts or making other financial commitments or obligations for Staples, make sure that you comply with the Contract Authorization Policy. This policy, located on the "Business Ethics & Corporate Responsibility" gadget in STAPLES@WORK, sets forth the company's minimum requirements for all contracts, including guidance on who must review and approve contracts, who has the authority to sign contracts, what types of provisions should be included and excluded, when to seek legal review, and what record keeping and other obligations you have once the contract is signed. Do not go ahead with an agreement or business arrangement unless you've checked this policy and have the right approval to go forward. Also, before you discuss or disclose any information about Staples' business operations, you should have the other party sign a non-disclosure agreement, in a form approved by the Legal Department. If you have any questions about particular contracts or how to interpret the contract policy, feel free to consult with the Legal Department.

DO NOT ENGAGE IN INSIDER TRADING. Some of you may become aware of inside information about Staples or one of its vendors or customers that is not known to the public. It is against the law and Staples' policy to buy or sell stock, or to recommend that someone else make a trade if the investment decision is based on inside information that would be important to a reasonable investor. You run the risk of being criminally prosecuted if you violate these laws. To help ensure your compliance and prevent insider trading, Staples has adopted specific "black-out periods" to restrict officers and certain other associates from buying and selling Staples' stock on certain dates. Check the Investor Relations and Human Resources folders on STAPLES@WORK for a current "black-out calendar" and additional details about Staples' insider trading policy. If you have any questions about the legality of buying or selling Staples' stock or the securities of any other company about which you obtained information through Staples, always consult with the General Counsel before you carry out the transaction.

PROTECT STAPLES' INTELLECTUAL PROPERTY. Intellectual property, including our trade secrets, trademarks, copyrights, and other proprietary information, is one of Staples' most valuable assets. You must keep confidential all intellectual property or proprietary information you receive during your relationship with Staples. Marketing plans, budgets, pricing information, customer lists, unpublished financial information, and store opening and expansion plans are


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just a few examples of the type of information you need to protect. Keep in mind that Staples' proprietary information is not limited to written documents; it also includes electronic information such as e-mail and proprietary information that you learn in the course of your job that you might retain only in your thoughts. Please refer to the Records Management policy, available on STAPLES@WORK for specific guidelines you should follow to protect written and electronic records you create at Staples.

DO NOT DISCLOSE INFORMATION TO THIRD PARTIES UNLESS YOU'RE AUTHORIZED TO DO SO. Depending upon your job, various third parties may ask you to give them information about Staples' business and/or our associates. As a general rule, you should never discuss or disclose internal company matters, including associate personnel issues, to any third parties unless you have a legitimate business reason for doing so and/or you obtain any necessary approval. Guidelines for handling specific topics related to third party inquiries follow:

o INVESTMENT MATTERS: Staples places strict limits on the people authorized to speak to investment professionals, market analysts, stockholders, and others about the company's performance and other matters. In most cases, this group includes only the Chairman, Vice Chairman, President, CFO and Investor Relations team. Senior executives who regularly come in contact with securities market professionals also must comply with Regulation FD of the Securities and Exchange Commission. For additional information, see the "Public Disclosure and Trading in Company Securities" policy, available in the Investor Relations folder located on STAPLES@WORK, or consult with the General Counsel or Staples' senior investor relations officer.

o PUBLIC RELATIONS REQUESTS: If you receive any calls from the media, such as questions from reporters, requests for interviews or photos, or other related inquiries about the company, you must refer them to the Public Relations department. Refer to the Press Policy on STAPLES@WORK for guidance.

o GOVERNMENT VISITS AND INQUIRIES: Federal, state, and local government officials may visit and/or contact Staples from time to time to conduct inspections, interview employees, review documents, and obtain other information related to health and safety, immigration, employment, product pricing, police matters, and other issues. Make sure that you notify your supervisor and obtain approval from the Human Resources or Legal departments before you provide any information to or permit an inspection by any government officials. Also, you should not write any statements or sign any documents provided by a government official without the Legal Department's approval.

o ASSOCIATE PERSONNEL RECORDS: Staples collects and maintains personnel records for all associates that contain both job-related and necessary personal information. These records are confidential, and we limit internal access to them on a need-to-know basis. If a third party outside of Staples asks for your personnel records, we will not provide them with any personal information unless we have your written consent or are legally required to do so.

MAINTAIN ACCURATE BOOKS, RECORDS, AND PUBLIC REPORTS. Staples' integrity is based on maintaining accurate and honest records and accounts to reflect all business transactions. We expect you to keep accurate records and reports to safeguard the company's reputation and ensure our ability meet legal and regulatory obligations. All company books, records, and accounts must be maintained in accordance with all applicable regulations and standards and accurately reflect the transactions they record. Staples' financial statement must


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conform to generally accepted accounting rules and the company's accounting policies. We do not permit any undisclosed or unrecorded accounts or funds for any purpose. We also prohibit making any false or misleading entries in the company's books or records for any reason. Finally, we will not allow the disbursement of corporate funds or other corporate property without adequate supporting documentation.

It is the policy of Staples to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to the Securities and Exchange Commission and in other public communication.

                      2. RESPECT OUR CUSTOMERS AND VENDORS

Dealing honestly, ethically, and fairly with our customers and vendors is critical to our success. In carrying out your responsibilities, we expect you to adhere to the following policies:

DON'T MAKE IMPROPER PAYMENTS. Bribes and kickbacks are criminal acts, and Staples will not tolerate any business practices that create even the appearance of such an impropriety. You must never offer anything of value to a customer, vendor, government official, or other third party to obtain any improper advantage in selling goods and services, conducting financial transactions, or representing the company's interests. This policy prohibits all kinds of payments, such as cash, gifts, trips, advantageous pricing on products or stock in initial public offerings. This policy applies not only to direct payments, but also to indirect payments, payments in kind and payments to third parties (such as brokers, sales representatives or manufacturer's representatives). In short, you should avoid making any payments to anyone where you know or even merely have reason to suspect that all or any part of the payments will be offered or paid as a bribe, kickback or improper payment.

RESPECT CUSTOMER PRIVACY. Staples is committed to protecting the personal information that we collect from or maintain about individual customers, such as identification information, credit and credit card information, buying history, and communications or complaints. If you handle or become aware of customer information, you play an important role in protecting it from inappropriate or unauthorized use or disclosure. As a general rule, you should limit the number of individuals who have access to the information on a "need to know" basis and never disclose the information outside of the company or use it for anything other than legitimate company purposes.

Take special care to protect our customer lists. When working with a business partner, remember that the customer list belongs to Staples and that while the partner may be helping us service our customers, the partner should not be doing business independently with the customer or selling the customer's name to another vendor without proper corporate authorization.

USE JUDGMENT ON GIFTS AND ENTERTAINMENT. Staples encourages associates to develop close working relationships with our customers, vendors and other business partners. We also recognize the important role that gifts and entertainment may play in establishing those relationships. Nevertheless, you must avoid giving or receiving any gifts or entertainment that compromise or appear to compromise your ability to conduct business fairly and in the best interests of Staples regardless of your personal interests. Obviously, no associate should accept or make a gift that is intended as a bribe, kickback or other improper payment.


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As a general rule, you and your close relatives should not accept any gifts or entertainment from customers, vendors, or other parties seeking to do business with Staples unless such gifts are of nominal value (i.e., less than $200). If you receive a nominal gift during the holidays or another special occasion, share it with members of your department whenever possible. If you receive a gift valued at more than $200, you must notify your supervisor immediately. Ordinarily, you will be expected to return any such gift unless it would be impractical to do so, in which case it will be used for charitable purposes or associates team-building events.

There may be times when a business partner offers you a gift, such as tickets to a sporting event or an out-of-town trip, that is valued at more than $200, yet is considered reasonable and customary in the industry. In extraordinary circumstances, you may accept such gifts provided that doing so would not compromise or appear to compromise the integrity of Staples' business interests. Prior to accepting any such gift, you must obtain the specific approval of your manager and the Point Team member responsible for your functional area (or, in the case of the Chairmen and/or CEO, notify the General Counsel, who will determine whether further disclosure is warranted).

It is common practice for certain vendors to provide Staples with merchandise samples. Such samples must be used for legitimate business purposes, such as testing or becoming more familiar with a product. If the samples are not usable and cannot be returned, they may be used for other legitimate business purposes, including as prizes or awards for company events. Non-returnable samples may be made available to associates on a general basis, at the discretion of the Merchandising Department, only after all possible company uses have been exhausted.

                             3. VALUE OUR ASSOCIATES

To succeed in an increasingly competitive business environment, Staples must continue to attract, develop, and retain the very best people from diverse backgrounds and experiences. At a minimum, this means adhering to the following standards:

PROMOTE FAIR EMPLOYMENT PRACTICES. All applicants and associates deserve equal access and fair treatment based on merit. To help promote consistency and fair treatment, Staples has developed numerous polices and procedures that govern an individual's status from the time of hiring through the end of employment. We expect you to comply with these policies and procedures in all of your dealings with associates and applicants. Also, before taking any action that will affect the terms, conditions, or status of an associate or applicant, always make sure that your employment decision is based solely on legitimate job-related criteria. It is against the law and Staples' policy to make employment decisions based on a person's race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status, marital status, or any other characteristic protected by law.

DO YOUR PART TO PREVENT HARASSMENT. All associates want and deserve a work environment where they can feel respected, satisfied and appreciated. It is illegal and against Staples' policy to harass someone based on race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status, marital status, or any other characteristic protected by law. You are personally responsible for behaving professionally at all times and for avoiding any conduct that, if unwelcome, may be considered harassment or sexual harassment. If you manage other associates and receive a complaint of unfair treatment or harassment, or you observe or learn about any potential violations of Staples' Harassment Prevention or Equal Employment Opportunity policies, you are required to notify Human Resources immediately so that we can investigate and address the situation appropriately. As a


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manager, you may be sued personally if you receive a harassment or discrimination complaint and fail to report it to Human Resources.

For additional information about your responsibilities in the areas of equal employment opportunity and harassment prevention, please refer to the following policies, available on STAPLES@WORK: Computer Use, Equal Employment Opportunity, Fraternization, Harassment Prevention, and Reasonable Accommodation.

PROMOTE A SAFE AND HEALTHY WORK ENVIRONMENT. Staples is a drug-free employer and strives to provide all associates with a safe and healthy environment. It is unacceptable for any of our associates to work when their ability to function safely is diminished for any reason. While at work or on company business, you must not use - or have in your system - any legal or illegal drugs or alcohol that could impair your safety or that of your co-workers. Although alcohol may be available at certain company-sponsored or other business events, drunkenness is not acceptable. If you choose to drink, you must do so in moderation. Staples does not tolerate any acts or threats of violence by or towards associates, customers, or visitors who are on our premises at any time. We have developed detailed safety policies and procedures for each of our locations to promote a safe environment and to prevent workplace injures. You are responsible for following applicable procedures for your area and complying with all health and safety laws and regulations.

                  4. COMPETE FAIRLY IN THE GLOBAL MARKETPLACE

Staples is committed to behaving ethically and complying with the competition laws in all of our activities around the world.

COMPETE FAIRLY. Staples encourages associates to compete aggressively in the global marketplace, but to do so fairly, within the bounds of the antitrust laws. Compliance with the antitrust laws and all other laws covering competition is of utmost importance to Staples, and each of us has a responsibility to comply with them.

The antitrust laws can be complex, and we strongly encourage you to consult with the Legal Department if you have any questions. If you have any dealings with competitors, you are responsible for recognizing when your actions may be subject to U.S. and/or foreign competition laws. In addition, it is imperative that you adhere to the following guidelines:

       - Do not propose or enter into any agreements or understandings - express or implied, formal or informal, written or oral - with any competitor regarding any aspect of the competition between Staples and the competitor for sales to third parties.
       - Do not propose or enter into any agreements or understandings with customers, which restrict the price, or other terms at which the customer may resell or lease any product or service to a third party.
       - Do not propose or enter into any agreements or understandings with vendors which restrict the price or other terms at which Staples may resell or lease any product or service to a third party
       - Consult with the Legal Department in connection with any business arrangements that could raise competition issues, including exclusive arrangements for the purchase or sale of products or services, bundling of goods and services, agreements that restrict a customer's choices in using or reselling products or services, selective discounting.


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Antitrust laws are vigorously enforced. Violations may result in severe penalties such as forced sales of parts of businesses and significant fines. Individual associates also may face substantial fines and/or prison sentences. Antitrust laws can be complicated and it is important for you to seek guidance from your supervisor or the Legal Department when you become involved in situations where antitrust laws could come into play. If you are involved in any dealings with competitors, it is your responsibility to know that U.S. and/or foreign antitrust laws may apply to your business activities and to seek guidance when appropriate. You also are expected to consult with your supervisor and the Legal Department prior to negotiating with or entering into any arrangement with a competitor.

RESPECT CONFIDENTIAL INFORMATION OF COMPETITORS. On occasion, you may obtain information that is proprietary to a competitor or some other business. If you have confidential information that belongs to someone else and you obtained it subject to a Non-Disclosure Agreement, you must follow the terms of the agreement. Even where there is no Non-Disclosure Agreement, depending on the circumstances, you may be required to protect information that belongs to someone else. If you receive this type of information and believe that it is proprietary to the other party, you must notify the General Counsel immediately, whether or not the other party knows that you have the information.

COMPLY WITH CUSTOMS, IMPORT AND EXPORT LAWS. To compete in the global marketplace, Staples must be able to sell its products legally in every country where we do business. Staples will provide all associates involved in import and export transactions with the training, tools, and support they need to adhere to customs laws and regulations. If you are involved in import or export transactions, you must adhere to all applicable import and export laws and regulations and take special care to properly complete and maintain all required documents. Please consult the Legal Department if you have any questions about your compliance obligations.

5.   TAKE RESPONSIBILITY FOR REPORTING ETHICS COMPLAINTS, INCLUDING ANY CONCERNS
                       ABOUT ACCOUNTING OR AUDITING MATTERS

If you have any questions about your responsibilities under this Code or you become aware of any situations involving a potential legal or ethical violation, you have a personal responsibility to communicate this concern to Staples immediately. You may do so openly or anonymously by using any of the following resources:

CONTACT
       -      Your supervisor or manager; or
       -      Your local or regional human resources representative; or
       - Vice President, Business Ethics - Staples, Inc., 500 Staples Drive, Framingham, MA 01702

CALL STAPLES' ETHICS LINE TOLL FREE AT 1-888-490-4747. Your call will be answered by HR Services and then forwarded to the appropriate party. (After the initial greeting, select #4 for associate relations/ethics calls.)

SEND AN E-MAIL TO ETHICS@STAPLES.COM

Staples will not tolerate retaliation against anyone who in good faith reports a violation or potential violation of this Code. This means that you will not be disciplined, fired, or


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discriminated against in any way for voicing ethical or legal concerns or reporting violations so long as you act honestly and in good faith. While it is our hope to address potential violations internally, nothing in this Code should discourage you from reporting illegal conduct to an appropriate government authority.

Staples will handle all reported violations of this Code promptly, professionally, and with as much confidentiality as possible. We will evaluate all complaints to determine whether it is necessary to conduct an informal inquiry or a formal investigation and forward them to appropriate members of management for follow up. Depending on the nature and circumstances of a particular issue, a complaint or inquiry may be addressed by any one or a combination of the following departments: Human Resources, Internal Audit, Legal, or Loss Prevention. Failure to cooperate may result in disciplinary action, up to and including discharge. Staples will not tolerate any form of retaliation against someone that cooperates or participates in an investigation.

If Staples determines that an associate or officer (other than and executive officer) has violated this Code, we will determine the disciplinary measures to be taken against that individual. Depending on the nature and severity of the violation, such disciplinary action may include, but is not limited to, reprimands, warnings, probation, suspension, demotions, reductions in salary, discharge, and restitution. Certain violations also may require Staples to refer the matter to the appropriate criminal or civil authorities for investigation or prosecution. Moreover, any supervisor or manager who directs or approves of conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, will be subject to disciplinary action, up to and including discharge. (In the case of an alleged violation by an executive officer or director, the Chairman and/or CEO and the Audit Committee of the Board of Directors are responsible for determining whether a violation has occurred and, if so, what disciplinary measures are appropriate.)

COMPLAINTS AND CONCERNS REGARDING ACCOUNTING OR AUDIT MATTERS
Associates with concerns about questionable accounting or auditing matters may confidentially and anonymously report such concerns or complaints by contacting any of the following resources:

       - Vice President, Business Ethics and/or General Counsel, Staples, Inc., 500 Staples Drive, Framingham, MA 01702
       -  Ethics Reporting Line - 1-888-490-4747
       -  ETHICS@STAPLES.COM.

The General Counsel must be notified of all such complaints and will forward them to the Audit Committee of the Board of Directors, unless the General Counsel and Chief Financial Officer determine that the allegations are without merit. In any event, the General Counsel will maintain a comprehensive list of all complaints or concerns regarding accounting, internal accounting controls, or auditing matters and provide it to the Audit Committee each fiscal quarter.

Staples will not discipline, discriminate against, or retaliate against any associate who reports a complaint or concern in good faith.

                        6. WAIVERS OF THE CODE OF ETHICS

Staples generally will not permit any exceptions to the policies outlined in this Code. However, if you feel that an exception would be appropriate for you in a particular instance, consult with


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your supervisor or manager. If your supervisor or manager agrees that an exception is appropriate, you must then obtain the approval of the General Counsel.

In the case of executive officers and directors, you should consult directly with the General Counsel when seeking a waiver or exception to any of the policies in this Code. The General Counsel will escalate all such requests to the Board of Directors, which will be solely responsible for granting or denying them. To the extent a waiver is granted or there is a change to this Code that applies to executive officers or directions, it will be disclosed as required by law or regulation. In addition, the General Counsel shall maintain a complete record of all requests for waivers and exceptions to this Code, including the nature of the request and the outcome, regardless of the level of the person seeking the waiver.




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